Exhibit 10.7

MULESOFT, INC.

SEVERANCE POLICY

(Adopted on January 18, 2017; effective as of January 18, 2017 (the “Effective Date”))

This Severance Policy (the “Policy”) is designed to provide certain protections to a select group of employees of MuleSoft, Inc. (“MuleSoft” or the “Company”) or any of its subsidiaries if their employment is involuntarily terminated under the circumstances described in this Policy. This Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for this Policy.

1.	Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms. An “Eligible Employee” is an employee of the Company or any subsidiary of the Company who has been designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in this Policy, whether individually or by position or category of position.

2.	Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits under this Policy upon his or her Qualified Termination. The amount and terms of any Cash Severance (as defined below) that an Eligible Employee may receive upon his or her Qualified Termination will be calculated and paid as set forth herein. Notwithstanding anything contained herein to the contrary, all Cash Severance will be subject to the terms and conditions of any clawback policy adopted by the Company and as may be in effect from time to time. All benefits under this Policy will be subject to the Eligible Employee’s compliance with the Release Requirement (as defined below) and any timing modifications required to avoid adverse taxation under Section 409A.

3.	Salary Severance: On a Qualified Termination and subject to the provisions of Section 6 herein, an Eligible Employee will be eligible to receive a lump-sum payment of cash severance (“Severance Benefit Payment”) calculated based on the Eligible Employee’s Rate of Pay and years of service with the Company. An Eligible Employee’s Severance Benefit Payment will equal the Eligible Employee’s (a) Rate of Pay, multiplied by (b) the Severance Multiple.

4.	Additional Benefit: On a Qualified Termination and subject to the provisions of Section 6 herein, the Company will provide the Eligible Employee a taxable lump-sum cash payment in an amount equal to $1,000 (the “Additional Payment” and together with the Severance Benefit Payment, the “Cash Severance”). The Additional Payment will be made regardless of whether the Eligible Employee elects COBRA continuation coverage and can be used for any purpose by the Eligible Employee.

5.	Death of Eligible Employee: If the Eligible Employee dies before all payments or benefits he or she is entitled to receive under this Policy have been paid, such unpaid amounts will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.

6.

Release: The Eligible Employee’s receipt of any Cash Severance upon his or Qualified Termination under this Policy is subject to the Eligible Employee signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s

Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to the Cash Severance. In no event will the Cash Severance be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding any other payment schedule set forth in this Policy and except as set forth in Section 5 herein, none of the Cash Severance payable upon such Eligible Employee’s Qualified Termination under this Policy will be paid or otherwise provided prior to the Release Deadline.

7.	Timing of Cash Payments: Except to the extent that payments are delayed under Section 8 herein and except as set forth in Section 5 herein, the Company will pay the Eligible Employee any Cash Severance under the Policy in a lump-sum payment on the first regular payroll pay day following the Release Deadline.

8.	Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. The Company reserves the right to amend this Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse any Eligible Employee for any taxes that may be imposed on him or her as a result of Section 409A.

9.	Parachute Payments:

a.

Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards.

b.	Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.

10.	Administration: This Policy will be administered by the Compensation Committee or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret this Policy. Any decision made or other action taken by the Administrator with respect to this Policy and any interpretation by the Administrator of any term or condition of this Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

11.	Attorneys Fees: The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.

12.	Exclusive Benefits: This Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any severance payments or benefits to be paid to the Eligible Employee on account of a Qualified Termination. Accordingly, an Eligible Employee hereby forfeits and waives any rights to any severance benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in this Policy.

13.	Tax Obligations: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy. The Eligible Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.

14.

Amendment or Termination: The Compensation Committee may amend or terminate this Policy at any time without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Notwithstanding the preceding and subject to the provisions of Section 8 herein, any amendment to this Policy that causes an individual to cease to be an Eligible Employee will not be effective with respect to a Qualified Termination unless it is both approved by the Administrator and communicated to the affected individual(s) in writing at least 6 months prior to the effective date of the amendment or termination.

15.	Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under this Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and this Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

16.	Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

17.	Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Policy and agree expressly to perform the obligations under this Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of this Policy by operation of law, or otherwise.

18.	Applicable Law: The provisions of this Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

19.	Definitions: The following terms will have the following meanings for purposes of this Policy:

a.	“Base Salary” means the Eligible Employee’s annual base salary as in effect immediately prior to his or her Qualified Termination (or if the termination is due to a resignation in a Constructive Termination based on a material reduction in base salary, then the Eligible Employee’s annual base salary in effect immediately prior to such reduction).

b.	“Board” means the Board of Directors of the Company.

c.	“Cause” means the occurrence of any of the following: (a) the Eligible Employee’s conviction of, or plea of guilty or “no contest” to, a felony or any crime involving fraud or embezzlement; (b) the Eligible Employee’s intentional misconduct; (c) the Eligible Employee’s material failure to perform his or her employment duties; (d) the Eligible Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company, or any of its subsidiaries, or any other party to whom the Eligible Employee owes an obligation of nondisclosure as a result of his or her relationship with the Company or any of its subsidiaries; (e) an act of material fraud or dishonesty against the Company or any of its subsidiaries; (f) the Eligible Employee’s material violation of any policy of the Company or any of its subsidiaries or material breach of any written agreement with the Company or any of its subsidiaries; or (g) the Eligible Employee’s failure to cooperate with the Company in any investigation or formal proceeding.

d.	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

e.	“Code” means the Internal Revenue Code of 1986, as amended.

f.	“Constructive Termination” means the Eligible Employee’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the Eligible Employee’s express written consent: (a) a material reduction of the Eligible Employee’s duties, authorities, or responsibilities relative to the Eligible Employee’s duties, authorities, or responsibilities in effect immediately prior to such reduction; (b) a material reduction by the Company in the Eligible Employee’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Constructive Termination”; (c) a material change in the geographic location of the Eligible Employee’s primary work facility or location; provided, that a relocation of less than 35 miles from the Eligible Employee’s then present location will not be considered a material change in geographic location; or (d) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations to the Eligible Employee under this Policy. In order for the Eligible Employee’s termination of his or her employment to be for a Constructive Termination, the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within 90 days of the initial existence of the grounds for “Constructive Termination” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Eligible Employee must terminate his or her employment within 30 days following the Cure Period.

g.	“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.

h.	“Length of Service” means that number equal to the Eligible Employee’s number of completed years of continuous service with the Company beginning with the Eligible Employee’s most recent hire date through the date of the Qualified Termination. Any partial year of service will be rounded up to the next full year of service. For purposes of example only, if an Eligible Employee was hired on June 1, 2014 and undergoes a Qualified Termination on September 15, 2017, the Eligible Employee’s Length of Service will be 4.

i.	“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

j.	“Qualified Termination” means a termination of the Eligible Employee’s employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability or a termination of employment by the Eligible Employee due to a Constructive Termination.

k.	“Rate of Pay” means the value of 1-week of the Eligible Employee’s Base Salary.

l.	“Severance Multiple” will equal 4 plus the Eligible Employee’s Length of Service.

20.	Additional Information:

Plan Name:	MuleSoft, Inc. Severance Policy

Plan Sponsor:	MuleSoft, Inc.
77 Geary Street, Suite 400
San Francisco, CA 94108

Identification Numbers:	[ ]

Plan Year:	Company’s Fiscal Year

Plan Administrator:	MuleSoft, Inc.
Attention: Administrator of the MuleSoft, Inc. Severance Policy
77 Geary Street, Suite 400
San Francisco, CA 94108

Agent for Service of
Legal Process:	MuleSoft, Inc.
Attention: General Counsel
77 Geary Street, Suite 400
San Francisco, CA 94108

Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Policy is paid by the Company.

21.	Statement of ERISA Rights:

Eligible Employees have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.